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                                                                      EXHIBIT 18

February 13, 1998

The Dun & Bradstreet Corporation
One Diamond Hill Road
Murray Hill, New Jersey 07974

     We are providing this letter to you for your inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

     We have read management's justification for the change in accounting in the Company's Credit Information Services business to recognize revenue as products and services are used by its customers from recognizing revenue ratably over the contract period, and in the Company's Marketing Information Services, Receivables Management Services and Moody's Investors Service businesses to recognize revenue over the service period from recognizing revenues and costs at time of shipment or billing, as contained in the Company's Form 10-K for the year ended December 31, 1997. Based on our reading of the data and discussions with Company officials of the business judgments and business planning factors relating to these changes, we believe management's justification to be reasonable. Accordingly, we concur that the newly adopted accounting principles described above are preferable in the Company's circumstances to the methods previously applied.

                                          /s/ COOPERS & LYBRAND L.L.P.